PETROLEUM HEAT AND POWER CO., INC.




                          SECOND AMENDMENT




                    Dated as of January 24, 1994




                                Re:

           Note Agreements Dated as of September 1, 1988

                                and

      $60,000,000 11.85%, 12.17% and 12.18% Subordinated Notes
                        Due October 1, 1998































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                 PETROLEUM HEAT AND POWER CO., INC.

                          SECOND AMENDMENT


                                Re:

           Note Agreements Dated as of September 1, 1988

                                and

      $60,000,000 11.85%, 12.17% and 12.18% Subordinated Notes
                        Due October 1, 1998


                                       Dated as of January 24, 1994

To the Holders Named on
  Schedule I Hereto

Gentlemen:

          Reference is made to the separate Note Agreements dated

as of September 1, 1988, (collectively, the "Original Note

Agreements"), between Petroleum Heat and Power Co., Inc., a

Minnesota corporation (the "Company"), and each of you, as amended by that certain First Amendment dated as of September 1, 1989 (the

Original Note Agreements, as so amended being hereinafter

collectively referred to as the "Note Agreements").  Capitalized terms used herein and not otherwise defined shall have the same meanings as in the Note Agreements.  You are hereinafter sometimes referred to as the "Holders."

          The Company has requested certain amendments to the Note

Agreements to permit the issuance by the Company of certain

subordinated indebtedness.  In connection therewith, the Company has agreed to issue to the holders of the $60,000,000 in aggregate principal amount of Subordinated Notes due October 1, 1998 (the

"Subordinated Notes") its Senior Notes, as defined below, in an aggregate principal amount of $30,000,000 in exchange for

$30,000,000 of the outstanding Subordinated Notes, upon the terms and conditions set forth below.

          Upon satisfaction of the conditions hereof, this Second

Amendment (this "Second Amendment") shall constitute a contract between the Company and the Holders amending the Note Agreements in the respects, but only in the respects, hereinafter set forth and providing for the exchange of Notes pursuant to Section 1 hereof:


SECTION 1.  EXCHANGE OF NOTES
- ----------  -----------------

          1.1  The Company certifies that Part A of Schedule II

hereto sets forth the names of all registered holders of all

Subordinated Notes outstanding under the Note Agreements on the

Exchange Date without giving effect to the exchange of Notes (the

"Old Notes"), the aggregate amount of Old Notes held by each holder and the interest rate applicable to such Old Notes.

          1.2  The Company hereby creates a new series of notes

titled "Senior Notes due October 1, 1998" to be issued by the

Company in the form of Exhibit A hereto (the "Senior Notes"), to be dated the Exchange Date and to be issued in an aggregate principal amount of $30,000,000.  The Senior Notes shall bear interest at the rate specified below from the date of issuance thereof, payable semi-annually on the first day of each April and October in each year (commencing on the first such date after the date of issuance)

and at maturity and shall be expressed to mature on October 1,

1998. Except as provided in Section 1.1 of the Note Agreements with respect to overdue amounts, $20,000,000 of the original aggregate principal amount of the Senior Notes (and all Senior

Notes issued in exchange or substitution therefor) shall bear interest at the rate of 11.85% per annum, $7,500,000 of the

original aggregate principal amount of the Senior Notes (and all

Senior Notes issued in exchange or substitution therefor) shall bear interest at the rate of 12.17% per annum and $2,500,000 of the original aggregate principal amount of the Senior Notes (and all

Senior Notes issued in exchange or substitution therefor) shall bear interest at the rate of 12.18% per annum.

          1.3  Upon satisfaction of the conditions precedent set

forth in Section 2 of this Second Amendment, the holders of the Old

Notes shall tender to the Company on the Exchange Date at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago,

Illinois, all of the Old Notes held thereby and shall concurrently therewith receive in exchange therefor Senior Notes and

Subordinated Notes in the principal amounts and with the interest rates set forth on Part B of Schedule II.  All Senior Notes and

Subordinated Notes issued on the Exchange Date shall be issued in the same name as the Old Notes exchanged therefor unless the holder of such Old Notes shall specify a different name to the Company in writing at any time prior to the Exchange Date.  All Old Notes so tendered shall be canceled and shall not be outstanding for any purpose under the Note Agreements.

          1.4  The Company hereby agrees to pay the holders of the

Senior Notes on the interest payment date next succeeding the


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Exchange Date an amount equal to the amount of interest which accrued on the Old Notes tendered in exchange for the Senior Notes from the last date on which interest was paid to (but not

including) the Exchange Date.


SECTION 2.  CONDITIONS PRECEDENT
- ----------  --------------------

          The obligation of each holder of the Old Notes to tender

the Old Notes on the Exchange Date and to execute this Second

Amendment shall be subject to the performance by the Company prior to the Exchange Date of the following conditions precedent:

          (a)  Closing Certificate.  You shall have received a

certificate dated the Exchange Date, signed by the President or a

Vice President of the Company, the truth and accuracy of which shall be a condition to your obligation to exchange the Old Notes and execute this Second Amendment and to the effect that (i) the representations and warranties of the Company set forth in Exhibit

B hereto are true and correct on and with respect to the Exchange

Date, (ii) the Company has performed all of its obligations

hereunder which are to be performed on or prior to the Exchange

Date, and (iii) no Default or Event of Default has occurred and is continuing.

          (b)  Legal Opinions.  You shall have received from

Phillips, Nizer, Benjamin, Krim & Ballon, counsel for the Company,

its opinion dated the Exchange Date, in form and substance

satisfactory to you, and covering the matters set forth in Exhibit

C.



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          (c)  First Amendment to Purchase Agreement.  The First

Amendment to Purchase Agreement, in the form attached hereto as

Exhibit D, shall have been duly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding contract and agreement of the Company and shall be enforceable against the Company in accordance with its terms.

          (d)  Payment of Restructuring Fee.  The Company shall

have paid such fees, if any, which it may have agreed to pay in connection with the Second Amendment in any separate agreement.

          (e)  Payment of Counsel Fees.  The Company shall have

paid all reasonable fees and expenses of special counsel to the holders of the Notes to the extent that such fees and expenses are known as of the Exchange Date and are reflected in appropriate bills or invoices delivered by such special counsel.

          (f)  Private Placement Number.  Standard & Poor's CUSIP

Service bureau shall have assigned a Private Placement Number to the Senior Notes.

          (g)  Satisfactory Proceedings.  All proceedings taken in

connection with the transactions contemplated by this Second

Amendment, and all documents necessary to the consummation thereof,

shall be satisfactory in form and substance to you, and you shall have received a copy (executed or certified as may be appropriate)

of all legal documents or proceedings taken in connection with the consummation of said transactions.






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SECTION 3.  AMENDMENTS TO NOTE AGREEMENT
- ----------  ----------------------------

          3.1  Definition of Notes.  Notwithstanding any provision
               -------------------

to the contrary contained in the Note Agreements, the term "Notes"

shall mean, collectively, the Subordinated Notes and the Senior

Notes.

          3.2  Amendment to Section 5.5.  Section 5.5 is hereby
               ------------------------

amended by deleting the existing provisions and by substituting therefor the following provisions:

               5.5  Nature of Business.  Neither the Company nor
                    ------------------
          any Subsidiary will engage in any business if, after giving effect thereto, less than 80% of the Consolidated Operating Cash Flow of the Company for the 12 months ended with its most recently ended fiscal quarter would be attributable to the distribution of home heating oil (#2 fuel oil), propane and related products (including the distribution of other petroleum products which were distributed by the Company during its fiscal year ending December 31, 1990), all as determined in accordance with generally accepted accounting principles.

          3.3  Amendment to Section 5.6.  Section 5.6 is hereby
               ------------------------

amended by deleting the existing provisions and by substituting therefor the following provisions:

               5.6  Limitations on Funded Debt.  Neither the
                    --------------------------
          Company nor any of its Subsidiaries will incur, create, assume, guarantee or otherwise become liable for any additional Funded Debt unless, after giving effect thereto, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1 through December 31, 1995; 2.1 to 1 from January 1, 1996 through December 31, 1996; 2.2 to 1 from January 1, 1997 through December 31, 1997 and 2.3 to 1 on and after January 1, 1998 (each such ratio for each such period, a "Minimum Consolidated EBITDA Coverage Ratio").

               The foregoing restriction on additional Funded Debt shall not be applicable to (i) Funded Debt incurred to refund, extend or renew up to an equal amount of outstanding Funded Debt; provided, that, if any Funded Debt is incurred for the purpose of refunding, extending or renewing any Indebtedness which is subordinate to the Senior Notes or the Subordinated Notes, such Funded Debt

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






          must be subordinated to the Senior Notes or the Subordinated Notes, respectively, to the extent such Indebtedness is so subordinated, and provided, further, that, if any Funded Debt is incurred for the purpose of refunding, extending or renewing any Indebtedness which is of equal rank with the Subordinated Notes, such Funded Debt may not be Senior Indebtedness and (ii) additional Funded Debt in an aggregate amount not to exceed $25 million at any one time outstanding; provided, however, that Funded Debt incurred pursuant to this subsection
          (ii) shall be deemed not to be outstanding for purposes of this subsection (ii) if at the end of any period of four consecutive fiscal quarters ending after the incurrence of such Funded Debt the Company's Consolidated EBITDA Coverage Ratio exceeds the then applicable Minimum Consolidated EBITDA Coverage Ratio.

          3.4  Amendment to Section 5.10.  Section 5.10 is hereby
               -------------------------
amended by adding the following provision at the beginning:

               "In addition to the other restrictions contained herein, including, without limitation, the restrictions contained in Sections 5.6 and 5.15 hereof,"

          3.5  Amendment to Section 5.14.  Section 5.14(f) is
               -------------------------
hereby amended by adding the phrase "and Section 5.15" immediately following the phrase "the requirements of Sec.5.6 through 5.13, inclusive."


          3.6  Addition of Sections 5.15 and 5.16.  The following
               ----------------------------------
Sections are added as Sections 5.15 and 5.16:

               5.15  Limitation on Indebtedness and Preferred Stock
                     ----------------------------------------------
          of Subsidiaries. The Company will not permit any
          ---------------
          Subsidiary to incur any Indebtedness or issue any Preferred Stock except: (i) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly-owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly-owned Subsidiary ceasing to be a Wholly-owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly-owned Subsidiary) will be deemed, in each case, to constitute the incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, by the issuer thereof; (ii) Indebtedness incurred or Preferred Stock of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness incurred or Preferred Stock issued in contemplation of, as consideration in, or to provide all

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          or any portion of the funds or credit support utilized to
          consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company), provided that at the time such Subsidiary is acquired by the Company, after giving effect to such Indebtedness or Preferred Stock of such Subsidiary, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1 in the case of any such acquisition made on or prior to December 31, 1995,
          2.1 to 1 in the case of any such acquisition made after December 31, 1995 but on or prior to December 31, 1996,
          2.2 to 1 in the case of any such acquisition made after December 31, 1996 but on or prior to December 31, 1997 and 2.3 to 1 in case of any such acquisition made after December 31, 1997; (iii) Indebtedness or Preferred Stock (other than Indebtedness or Preferred Stock described in clause (i), (ii), (iv) or (vi) of this covenant) incurred or issued and outstanding on or prior to the Exchange Date; (iv) Indebtedness of a Subsidiary consisting of guarantees issued by such Subsidiary and outstanding on the Exchange Date and Indebtedness of a Subsidiary consisting of guarantees issued subsequent to such date, in each case, to the extent such guarantee guarantees
          Bank Debt; (v) Indebtedness of a Subsidiary (other than Indebtedness described in clause (iv) above) consisting of guarantees of Funded Debt of the Company permitted by the first paragraph of Section 5.6, provided that contemporaneously with the incurrence of such Indebtedness by such Subsidiary, such Subsidiary issues a guarantee for the pro rata benefit of the holders of the Notes that is, in the case of the Subordinated Notes (but not in the case of the Senior Notes), subordinated to such Indebtedness of such Subsidiary to the same extent as the Subordinated Notes are subordinated to such Funded Debt of the Company; and (vi) Indebtedness or Preferred Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness or Preferred Stock referred to in the foregoing clause (ii) or (iii); provided, however, that (1) the principal amount of such Indebtedness or Preferred Stock so incurred or issued will not exceed the principal amount of the Indebtedness or Preferred Stock so exchanged or refinanced and (2) the Indebtedness or Preferred Stock so incurred or issued will (A) have a Stated Maturity later than the Stated Maturity of the Indebtedness or Preferred Stock being exchanged or refinanced and (B) will have an Average Life equal to or greater than the remaining Average Life of the Indebtedness or Preferred Stock so exchanged, refunded or refinanced.

               5.16  Limitation on Restrictions on Distributions
                     -------------------------------------------
          from Subsidiaries.  The Company will not, and will not
          -----------------

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          permit any Subsidiary to, create or otherwise cause or
          permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect on the Exchange Date; (2) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clause (1) or (2) or contained in any amendment to an agreement referred to in the foregoing clause (1) or (2); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to holders of the Notes than the encumbrances and restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

          3.7  Amendment to Section 6.1(e).  Section 6.1(e) is
               ---------------------------
hereby amended by deleting the existing provisions and by substituting therefor the following provisions:

               "(e) Default shall occur in the observance or performance of any covenant or agreement contained in
          Section 5.6 through Section 5.13 or in Sections 5.15 or
          5.16 hereof."


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          3.8  Amendment to Section 8.1.  (a) Section 8.1 is hereby
               ------------------------

amended to add the following definitions:

               "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly-owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business or (iii) a disposition of obsolete assets in the ordinary course of business.

               "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the average interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

               "Average Life" - means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.


               "Bank Debt" means any loan agreement with a bank, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

               "Business Day" means each day which is not a Legal
          Holiday.



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               "Capital Stock" of any person means any and all
          shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

               "Capital Lease Obligations" of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation will be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

               "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company and its Subsidiaries on the proceeds of such Indebtedness, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the date such proceeds were received through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary will have made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated

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          Interest Expense for such period will be reduced by an
          amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale) and (3) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) will have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of the assets of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company; provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for the most recent consecutive 12-month period ended prior to the date of purchase for which financial statements are available (provided that the first month of such period will be no more than 18 months prior to such date of purchase), less estimated post-acquisition loss of customers (not to be less than 5%) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

               "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, determined on a consolidated basis, including (i) interest expense in respect of money borrowed and interest expense attributable to capital

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          leases, (ii) amortization of debt discount,
          (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees),
          (viii) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries held by persons other than the Company or a Wholly-owned Subsidiary, (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company (but excluding interest expense associated with the accretion of principal on a non-interest bearing or other discount security) and
          (x) to the extent not already included in Consolidated Interest Expense, the interest expense attributable to Indebtedness of another person that is guaranteed by the Company or any of its Subsidiaries less interest income (exclusive of deferred financing fees) of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

               "Consolidated Net Income" of a person, for any period, means the aggregate of the Net Income of such person and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, provided that (i) the Net Income of any other person (other than a Subsidiary) in which such person has an interest will be included only to the extent of the amount of dividends or distributions paid to such person, (ii) the Net Income of any person acquired by such person in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iii) any Net Income of any Subsidiary will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to such person, except that (A) such person's equity in the Net Income of any such Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to such person as a dividend or other distribution (subject, in the case of a dividend or other distribution to another subsidiary, to the limitation contained in this clause) and (B) such person's equity in

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          a net loss of any such Subsidiary for such period will be
          included in determining such Consolidated Net Income, and
          (iv) the cumulative effect of a change in accounting principles will be excluded.


               "EBITDA" for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense,
          (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash expenses.

               "Exchange Date" means January 26, 1994.

               "Hedging Obligations" of any person means the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

          "Indebtedness" of any person means, without duplication,

               (i) the principal of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

               (ii) all Capital Lease Obligations of such person and all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person;

               (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

               (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

               (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any guarantees of such obligations and dividends, including by means of any agreement which has the economic effect of a guarantee; and

               (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

               "Investment" in any person means any loan or advance to, any guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments will exclude advances to customers and suppliers in the ordinary course of business.

               "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

               "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

               "Net Income" of any person means the net income
          (loss) of such person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of such person or subsidiary owned by such person.

               "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

               "Officers' Certificate" means a certificate signed by two Officers.

               "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

               "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a person and the Company or a Subsidiary leases it from such person.

               "Senior Notes" shall have the meaning specified in that certain Second Amendment dated as of the Exchange
          Date between the Company and the holders named on
          Schedule 1 thereto.

               "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness, or in any agreement pursuant to which such Indebtedness was incurred, as the fixed date on which the principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

               "Subordinated Notes" shall have the meaning specified in that certain Second Amendment dated as of the Exchange Date between the Company and the holders named on Schedule I thereto.

               "Treasury Rate" as of any date of determination means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) of one year.

               (b)  The definition of "Sevin Group" contained in

Section 8.1 is amended by deleting "Malvin P. Sevin" and inserting

"The Estate of Malvin P. Sevin."

          3.9  Section 9 is hereby amended by inserting the term

"Subordinated" before the term "Note" or "Notes" in each instance they appear.

          3.10 Section 10.2 is hereby amended by inserting the

following sentence at the end of the section:

          "Notwithstanding the foregoing, Senior Notes may be exchanged only for other Senior Notes and Subordinated
          Notes may be exchanged only for other Subordinated
          Notes."

          3.11 Section 10.3 is hereby amended by inserting the

following sentence at the end of the section:

          "Notwithstanding the foregoing, Senior Notes will be replaced only by Senior Notes and Subordinated Notes will be replaced only by other Subordinated Notes."


SECTION 4.  MISCELLANEOUS
- ----------  -------------

          4.1  Effectiveness.  This Second Amendment shall become
               -------------

effective upon due execution and delivery hereof by each of the parties hereto.

          4.2  Agreement to Amend the Note Agreements.  As soon as
               --------------------------------------

practicable following the consummation of the public offering of the Company's Subordinated Debentures due 2006 (the "New

Debentures"), the Company shall provide you with a copy of all instruments reflecting the New Debentures and all agreements and other documents entered into or executed by the Company in connection with the issuance or sale of the New Debentures and shall provide therewith written notice referring to, and informing you of, the rights granted to you by this Section and the time period during which such rights may be exercised.  If the

Indebtedness represented by the New Debentures contains any term,

right or covenant that is more favorable to the holder or holders of the New Debentures than you, as the holder of the Notes, enjoy under the Note Agreements (collectively, "more favorable covenants and other agreements"), then you shall have the privilege,

exercisable by delivering notice to the Company within 45 days following your receipt of such documents and the written notice referred to above, to require the Company to amend the Note

Agreements and/or the Notes to contain any or all of the more favorable covenants and other agreements.

          4.3  Continuing Effect of Agreements.  This Second
               -------------------------------

Amendment shall not constitute a waiver or amendment of any other provision of the Note Agreements not expressly referred to herein.

Except as expressly amended hereby, the terms and provisions of the

Note Agreements are and shall remain in full force and effect.

          4.4  Counterparts.  This Second Amendment may be executed
               ------------

by the parties thereto in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

          4.5  Governing Law.  This Second Amendment shall be
               -------------

governed by and construed and interpreted in accordance with the laws of the State of New York.

          4.6  Successors and Assigns.  This Second Amendment shall
               ----------------------

be binding upon and inure to the benefit of the respective

successors and assigns of the parties hereunder.

                                PETROLEUM HEAT AND POWER CO., INC.


                                By: _______________________________
                                    George Leibowitz
                                    Senior Vice President




          The foregoing Second Amendment is hereby accepted and agreed to as of the date aforesaid.

                                JOHN HANCOCK MUTUAL LIFE
                                INSURANCE COMPANY


                                By:________________________________
                                   Its:

                                THE NORTHWESTERN MUTUAL LIFE
                                INSURANCE COMPANY


                                By:_______________________________
                                   Its:

                                PRINCIPAL MUTUAL LIFE INSURANCE
                                COMPANY


                                By:_______________________________
                                   Its:


                                By:_______________________________
                                   Its:

                                MELLON BANK, N.A., as Trustee for
                                  AT&T
                                  Master Pension Trust (as directed
                                  by John Hancock Mutual Life
                                  Insurance Company)


                                By_______________________________
                                  Its:

                                MELLON BANK, N.A., as Trustee for
                                  NYNEX Master Pension Trust (as
                                  directed by John Hancock Mutual
                                  Life Insurance Company)


                                By_______________________________
                                  Its:

                                JOHN HANCOCK VARIABLE LIFE
                                  INSURANCE COMPANY


                                By_______________________________
                                  Its:

                             SCHEDULE I
                             ----------


JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

MELLON BANK, N.A., as Trustee for AT&T Master Pension Trust (as directed by John Hancock Mutual Life Insurance Company)

MELLON BANK, N.A., as Trustee for NYNEX Master Pension Trust (as directed by John Hancock Mutual Life Insurance Company)

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

                            SCHEDULE II

          Part A.  Registered Holders (Prior to Exchange)



                                          Principal   Interest
 Registered Holder             Note No.   Amount      Rate
 ---------------------         --------   ---------   --------
 John Hancock Mutual Life      R-1      7,500,000.01  11.85%
 Insurance Company                      2,812,500.00  12.17%
 (For the General Account)                937,499.99  12.18%

 John Hancock Mutual Life      R-2      5,833,333.33  11.85%
 Insurance Company                      2,187,500.00  12.17%
 (Guaranteed Benefit Sub-                 729,166.67  12.18%
 Account)

 Mellon Bank                   R-3      3,333,333.33  11.85%
 (AT&T Master Pension Trust)            1,250,000.00  12.17%
                                          416,666.67  12.18%
 Mellon Bank                   R-4      2,000,000.00  11.85%
 (NYNEX Master Pension Trust)             750,000.00  12.17%
                                          250,000.00  12.18%


 John Hancock Variable Life    R-5      1,333,333.33  11.85%
 Insurance Company (For the               500,000.00  12.17%
 General Account)                         166,666.67  12.18%

 The Northwestern Mutual Life  R-7     10,000,000.00  11.85%
 Insurance Company                      3,750,000.00  12.17%
                                        1,250,000.00  12.18%
 Principal Mutual Life         R-8     10,000,000.00  11.85%
 Insurance Company                      3,750,000.00  12.17%
                                        1,250,000.00  12.18%

        Part B.  Registered Holders of Notes after Exchange


                                           Principal     Interest
 Registered Holder         Note No.        Amount        Rate
 -----------------         --------        ---------     --------
 John Hancock Mutual Life  Senior 1        3,750,000.01  11.85%
 Insurance Company         Subordinated 1  3,750,000.00  11.85%
 (For the General          Senior 2        1,406,250.00  12.17%
 Account)                  Subordinated 2  1,406,250.00  12.17%
                           Senior 3          468,750.00  12.18%
                           Subordinated 3    468,749.99  12.18%


 John Hancock Mutual Life  Senior 1        2,916,666.66  11.85%
 Insurance Company         Subordinated 1  2,916,666.67  11.85%
 (Guaranteed Benefit       Senior 2        1,093,750.00  12.17%
 Account)                  Subordinated 2  1,093,750.00  12.17%
                           Senior 3          364,583.34  12.18%
                           Subordinated 3    364,583.33  12.18%

 Mellon Bank               Senior 1        1,666,666.67  11.85%
 (AT&T Master Pension      Subordinated 1  1,666,666.66  11.85%
 Trust)                    Senior 2          625,000.00  12.17%
                           Subordinated 2    625,000.00  12.17%
                           Senior 3          208,333.34  12.18%
                           Subordinated 3    208,333.33  12.18%
 Mellon Bank               Senior 1        1,000,000.00  11.85%
 (NYNEX Master Pension     Subordinated 1  1,000,000.00  11.85%
 Trust)                    Senior 2          375,000.00  12.17%
                           Subordinated 2    375,000.00  12.17%
                           Senior 3          125,000.00  12.18%
                           Subordinated 3    125,000.00  12.18%

 John Hancock Variable     Senior 1          666,666.66  11.85%
 Life Insurance Company    Subordinated 1    666,666.67  11.85%
 (For the General          Senior 2          250,000.00  12.17%
 Account)                  Subordinated 2    250,000.00  12.17%
                           Senior 3           83,333.33  12.18%
                           Subordinated 3     83,333.34  12.18%

 The Northwestern Mutual   Senior 1        5,000,000.00  11.85%
 Life Insurance Company    Subordinated 1  5,000,000.00  11.85%
                           Senior 2        1,875,000.00  12.17%
                           Subordinated 2  1,875,000.00  12.17%
                           Senior 3          625,000.00  12.18%
                           Subordinated 3    625,000.00  12.18%

 Principal Mutual Life     Senior 1        5,000,000.00  11.85%
 Insurance Company         Subordinated 1  5,000,000.00  11.85%
                           Senior 2        1,875,000.00  12.17%
                           Subordinated 2  1,875,000.00  12.17%
                           Senior 3          625,000.00  12.18%
                           Subordinated 3    625,000.00  12.18%





                             EXHIBIT A

                 PETROLEUM HEAT AND POWER CO., INC.

                            Senior Note

                        Due October 1, 1998


No.                                             _____________, 19__

$


          PETROLEUM HEAT AND POWER CO., INC., a Minnesota

corporation (the "Company"), for value received, hereby promises to pay to



                       or registered assigns,

                 on the first day of October, 1998

                      the principal amount of



                                                 DOLLARS ($       )

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of ___% per annum from the date hereof until maturity, payable semi-annually on the first of each

April and October in each year commencing with the first such date after the date of issue hereof, and at maturity.  The Company agrees to pay interest on overdue principal and premium, if any,

and (to the extent legally enforceable) on any overdue installment of interest, at the rate of ____% per annum after due, whether by acceleration or otherwise, until paid.  Both the principal hereof and interest hereon are payable at the principal office of the



                            EXHIBIT A-1

Company in Stamford, Connecticut in coin or currency of the United

States of America which at the time of payment shall be legal tender for the payment of public and private debts.

          This Note is one of the Senior Notes of the Company in

the aggregate principal amount of $30,000,000 issued or to be issued under and pursuant to the terms and provisions of separate and several Note Agreements each dated as of September 1, 1988, as amended, entered into by the Company with the original purchasers therein referred to and this Note and the holder hereof are

entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits and security provided for thereby or referred to therein, to which Note

Agreements reference is hereby made for the statement thereof.

          This Note and the other Notes outstanding under the Note

Agreements may be declared due prior to their expressed maturity dates, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

          The Notes are not subject to prepayment or redemption at

the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of the Note Agreements.

          This Note is registered on the books of the Company and

is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing.  Payment of or on account



                            EXHIBIT A-2
of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.


                    PETROLEUM HEAT AND POWER CO., INC.


                    By_________________________________
                         Its:












































                            EXHIBIT A-3

                   REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to you as follows:

     1. Corporate Organization and Authority. The Company, and each Subsidiary,

          (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

          (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

          (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

     2. Exchange is Legal and Authorized. The exchange of the Old Notes for Senior Notes and compliance by the Company with all of the provisions of the Second Amendment

          (a)  are within the corporate powers of the Company;

          (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Restated Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any liens or encumbrances on any property of the Company;

          (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Restated Articles of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Second Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable in accordance with its terms; and

     3.   Ranking.  The Senior Notes rank pari passu with all other
                                          ---- -----
Senior Indebtedness of the Company.



                             EXHIBIT B
                       (to Second Amendment)

     4. No Defaults. No Default or Event of Default has occurred and is continuing. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any Funded Debt or Current Debt or is in default under any instrument or instruments or agreements under and subject to which any Funded Debt or Current Debt has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

     5. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Second Amendment or compliance by the Company with any of the provisions of the Second Amendment.

     6. Additional Representations. Annex I hereto correctly identifies (a) all Indebtedness and Preferred Stock referred to in clause (iii) of Section 5.15 of the Note Agreements, as amended by the Second Amendment, and (b) all agreements in effect on the Exchange Date and described in clause (1) of Section 5.16 of the Note Agreements, as amended by the Second Amendment.






























                             EXHIBIT B
                       (to Second Amendment)

                        ANNEX 1 TO EXHIBIT B
                        --------------------

Indebtedness and Preferred Stock.
- --------------------------------

Amount payable in connection with the
purchase of a fuel oil dealer                           $    80,404

Maxwhale Note Payable (to be refinanced
with proceeds of the Offering)                          $50,000,000

Agreements.
- ----------

None.

                          January 26, 1994




To the Holders Named on
  Schedule I Hereto

Ladies and Gentlemen:

          We are counsel to Petroleum Heat and Power Co., Inc., a Minnesota corporation (the "Company"), and have acted in that capacity in connection with the execution and delivery by the Company of the Second Amendment dated as of January 24, 1994 (the "Second Amendment") to the separate and several Note Agreements dated as of September 1, 1988 among the Company and each of you, respectively, as amended by the First Amendment dated as of September 1, 1989 (collectively referred to as the "Note Agreements"). Capitalized terms not otherwise defined herein are defined as set forth in the Second Amendment.

          We have examined, among other things, the Second Amendment, originals or copies certified or otherwise identified to our satisfaction of the Restated and Amended Articles of Incorporation (the "Restated Articles") and the By-Laws, each as amended to date, of the Company, records of the corporate proceedings relating to the Second Amendment, certificates of public officials and such other documents, records and legal matters as we have deemed necessary or relevant for purposes of the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures other than signatures of officers of the Company, the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed, without investigation, that the Second Amendment (and all collateral documents relating thereto) is valid and binding on, and enforceable against, you.

          Our opinion as to the existence and good standing of the Company is based solely upon a good standing certificate dated
January 11, 1994, certified by the Secretary of State of the State of Minnesota.

                             EXHIBIT C

                                -2-                January 26, 1994



          Based upon the foregoing and in reliance on statements of fact contained in the documents we have examined, we are of the opinion that:

          i. The Company is a corporation duly organized and existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to enter into and perform the Second Amendment and to execute and deliver the Notes.

          ii. The Second Amendment has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (a) as such terms may be limited by bankruptcy, insolvency or similar laws and legal and equitable principles affecting or limiting the enforcement of creditors' rights generally, and (b) no opinion is expressed as to the availability of the remedy of specific performance.

          iii. The Notes have been duly authorized by proper corporate action on the part of the Company and the Notes being issued on the Exchange Date have been duly executed by authorized officers of the Company and delivered and are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms except (a) as such terms maybe limited by bankruptcy, insolvency or similar laws and legal and equitable principles affecting or limiting the enforcement of creditors' rights generally, and (b) no opinion is expressed as to the availability of the remedy of specific performance.

          iv. The issuance and delivery of the Notes under the circumstances contemplated by the Second Amendment is an exempt transaction under the Securities Act of 1933, as amended, and does not under existing law require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939, as amended.

          v. The issuance and delivery of the Notes on the Exchange Date and the execution, delivery and performance by the Company of the Second Amendment do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any lien or encumbrance upon any of the property of the Company pursuant to the provisions of the Restated Articles of Incorporation or By-Laws of the Company or any agreement or other instrument known to us after due investigation to which the Company is a party or by which the Company may be bound.

                             EXHIBIT C

                                -3-                January 26, 1994



          vi.  The Senior Notes rank pari passu with all other
                                     ---- -----
Senior Indebtedness of the Company.

          We are experts only as to the laws of the State of New
York and the Federal laws of the United States of America. We have made no special inquiry as to, and are not experts in, the laws of any other relevant jurisdiction.

          This letter is being furnished to you solely for your benefit and for the benefit of your successors and assigns and any transferee of the Notes. This letter may not be circulated, quoted or otherwise referred to by you, and may not be relied upon by you for any other purpose without our prior written consent.

                    Very truly yours,






/pg



























                             EXHIBIT C

                             SCHEDULE I
                             ----------


JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

MELLON BANK, N.A., as Trustee for AT&T Master Pension Trust (as directed by John Hancock Mutual Life Insurance Company)

MELLON BANK, N.A., as Trustee for NYNEX Master Pension Trust (as directed by John Hancock Mutual Life Insurance Company)

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY





































                             EXHIBIT C